EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-170909 on Form S-3 of our reports dated September 13, 2010, relating to the consolidated financial statements and financial statement schedule of TRC Companies, Inc., and the effectiveness of TRC Companies, Inc. internal control over financial reporting, appearing in the Annual Report on Form 10-K of TRC Companies Inc. for the year ended June 30, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, MA

January 7, 2011